EX-n

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Jackson National Life Insurance Company of New York and
Contract Owners of JNLNY Separate Account IV:

We consent to the use of our reports on the consolidated financial statements of Jackson National Life Insurance Company of New York (the "Company") dated March 18, 2013 and on the financial statements of each sub-account within JNLNY Separate Account IV dated March 6, 2013, included herein and to the reference to our firm as "Experts" in the Statement of Additional Information, as part of the Post-Effective Amendment to the Form N-6 Registration Statement of JNLNY Separate Account IV.

As discussed in Note 2 in the financial statements of Jackson National Life Insurance Company of New York, the Company has changed its method of accounting for costs associated with acquiring or renewing insurance contracts due to the retrospective adoption of Accounting Standards Update (ASU) 2010-26: *Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts*. Our opinion is not modified with respect to this matter.

KPMG LLP

Chicago, Illinois
April 22, 2013